Exhibit 10.1
American Commercial Lines, Inc.
2006 Non-Employee Director Compensation Summary Sheet
Annual Cash Retainer
     The Chairman of the Board, provided he is a non-employee director, shall receive an annual retainer of $45,000, payable in quarterly installments at the beginning of each calendar quarter, provided that such individual remains the Chairman of the Board.
     Each member of the Board, who is a non-employee director, shall receive an annual retainer of $30,000, payable in quarterly installments at the beginning of each calendar quarter, provided that such individual remains a non-employee director.
Annual Equity Compensation
     Pursuant to the 2005 Stock Incentive Plan, the Corporation shall award restricted stock units of its Common Stock (“Restricted Stock Unit Awards”) and stock options to purchase shares of its Common Stock (“Stock Options”) to the persons, in the amounts and on the terms specified below.
     That the persons to whom the Restricted Stock Unit Awards and Stock Options are awarded, and the numbers of shares subject to such Restricted Stock Unit Awards and Stock Options awarded to each person, are as follows:

	Restricted Stock Unit
Name:	Awards:	Stock Options:
Clayton Yeutter	900	6,450
Eugene I. Davis	600	4,300
Richard L. Huber	600	4,300
Nils E. Larsen	600	4,300
Emanuel L. Rouvelas	600	4,300
R. Christopher Weber	600	4,300
     That the Restricted Stock Unit Awards and Stock Options shall be awarded as of the Date of Grant.
     That the exercise price for each of the Stock Options shall be $30.62 per share.

     Except as provided by the 2005 Stock Incentive Plan, each of the Restricted Stock Unit Awards shall vest in three equal annual installments, commencing on the first anniversary of the Date of Grant; provided that Restricted Stock Unit Awards shall vest only as to whole shares and, if the number of shares subject to restriction is not evenly divisible by three, then the unvested fractions of shares shall not vest until they total a whole share.
     Except as provided by the 2005 Stock Incentive Plan, each of the Stock Options shall vest in full six months from the Date of Grant.
     Each of the Stock Options shall remain exercisable for 10 years or until it terminates in accordance with the provisions of the 2005 Stock Incentive Plan.
Committee Cash Retainers
     The Corporation shall pay each chair of a committee of the Board an annual retainer of $5,000, payable in quarterly installments at the beginning of each calendar quarter, provided that such person remains a chair of a committee of the Board.
     The Corporation shall pay $1,250 to each member of a committee of the Board for attending (in person or by telephone) any meeting of such committee.
     The Corporation shall reimburse each member of the Board for travel expenses incurred by such member in attending meetings of the Board or committees of the Board.